Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACADIA PHARMACEUTICALS INC.

ACADIA Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is ACADIA Pharmaceuticals Inc.

SECOND: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State on January 16, 1997 under the name Receptor Technologies, Inc.

THIRD: The Amended and Restated Certificate of Incorporation of this Corporation, in the form attached hereto as Exhibit A, has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. At least two-thirds of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock of the Corporation, voting together as a separate class, and a majority of all outstanding capital stock of the Company approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.

FOURTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

IN WITNESS WHEREOF, ACADIA Pharmaceuticals Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this          day of                     , 2004.

ACADIA PHARMACEUTICALS INC.

By:
Uli Hacksell, Ph.D.
Chief Executive Officer

1

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACADIA PHARMACEUTICALS INC.

I.

The name of this Corporation is ACADIA Pharmaceuticals Inc.

II.

The address of its registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

IV.

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is 61,169,067 shares, of which (i) 40,000,000 shares shall be Common Stock, each having a par value of $0.0001 and (ii) 21,169,067 shares shall be Preferred Stock, each having a par value of $0.01. Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”): (i) each two (2) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted and combined into and shall become one (1) share of Common Stock; (ii) each two (2) shares of Series A Preferred Stock (as defined below) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted and combined into and shall become one (1) share of Series A Preferred Stock; (iii) each two (2) shares of Series B Preferred Stock (as defined below) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted and combined into and shall become one (1) share of Series B Preferred Stock; (iv) each two (2) shares of Series C Preferred Stock (as defined below) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted and combined into and shall become one (1) share of Series C Preferred Stock; (v) each two (2) shares of Series D Preferred Stock (as defined below) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted and combined into and shall become one (1) share of Series D Preferred Stock; (vi) each two (2) shares of Series E Preferred Stock (as defined below) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted and combined into and shall become one (1) share of Series E Preferred Stock; and (vii) each two (2) shares of Series F Preferred Stock (as defined below) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted and combined into and shall become one (1) share of Series F Preferred Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock shall be entitled to receive cash for such holder’s fractional share based upon the fair market value of such fractional share as of the Effective Time.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. Subject to Section C.3. of this Article IV, the holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or issuable upon the exercise or conversion of any securities exercisable for or convertible into Common Stock) by the affirmative vote of the holders of majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.	PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

C.	SERIES PREFERRED STOCK.

An aggregate of 2,372,548 shares of the authorized shares of Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”; an aggregate of 738,384 shares of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock”; an aggregate of 1,000,000 shares of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock”; an aggregate of 1,908,135 shares of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock”; an aggregate of 4,000,000 shares of Preferred Stock are hereby designated “Series E Preferred Stock”; and an aggregate of 11,150,000 shares of Preferred Stock are hereby designated “Series F Preferred Stock”. The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock are collectively referred to herein as the “Series Preferred Stock” with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations.

1.	Dividends.

a. The Corporation shall not declare or pay any distributions (as defined below) on shares of Common Stock until the holders of the Series Preferred Stock then outstanding shall have first received, or simultaneously receive, a distribution on each outstanding share of Series Preferred Stock in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of whole shares of Common Stock into which such share of Preferred Stock would then (a) with respect to the Series A, Series B, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, be reclassified had the payment of the Special Dividend (as defined in subsection c. below) been declared and paid and had the expiry of the Series Preferred Stock preferences occurred immediately prior to the declaration and payment of such distribution, and (b) with respect to Series C Preferred Stock, be convertible into.

b. For purposes of this Section C.1., unless the context requires otherwise, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees, officers or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a price equal to the original issue price of such shares and other than redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation.

c. The Corporation shall, immediately prior to the effectiveness of a Qualified Offering (as defined in Section C.5.a. below), declare and pay on the Series Preferred Stock a “Special Dividend”, payable as follows:

(a) with respect to each holder of the Series A Preferred Stock, payable in shares of Series A Preferred Stock, equal to X = [A * B] - A, where

(1) A equals the aggregate number of shares of Series A Preferred Stock held by such holder immediately prior to the declaration of the Special Dividend;

(2) B equals $4.50 divided by the then current Series A Adjustment Factor (as defined below); and

(3) X equals the number of shares of Series A Preferred Stock to be issued to such holder in the dividend.

(b) with respect to each holder of the Series B Preferred Stock, payable in shares of Series B Preferred Stock, equal to X = [A * B] - A, where

(1) A equals the aggregate number of shares of Series B Preferred Stock held by such holder immediately prior to the declaration of the Special Dividend;

(2) B equals $6.82 divided by the then current Series B Adjustment Factor (as defined below); and

(3) X equals the number of shares of Series B Preferred Stock to be issued to such holder in the dividend.

(c) with respect to each holder of the Series D Preferred Stock, payable in shares of Series D Preferred Stock, equal to X = [A * B] - A, where

(1) A equals the aggregate number of shares of Series D Preferred Stock held by such holder immediately prior to the declaration of the Special Dividend;

(2) B equals $10.74 divided by the then current Series D Adjustment Factor (as defined below); and

(3) X equals the number of shares of Series D Preferred Stock to be issued to such holder in the dividend.

(d) with respect to each holder of the Series E Preferred Stock, payable in shares of Series E Preferred Stock, equal to X = [A * B] - A, where

(1) A equals the aggregate number of shares of Series E Preferred Stock held by such holder immediately prior to the declaration of the Special Dividend;

(2) B equals $10.08 divided by the then current Series E Adjustment Factor (as defined below); and

(3) X equals the number of shares of Series E Preferred Stock to be issued to such holder in the dividend; and

(e) with respect to each holder of the Series F Preferred Stock, payable in shares of Series F Preferred Stock, equal to X = [A * B] - A, where

(1) A equals the aggregate number of shares of Series F Preferred Stock held by such holder immediately prior to the declaration of the Special Dividend;

(2) B equals $5.40 divided by the then current Series F Adjustment Factor (as defined below); and

(3) X equals the number of shares of Series F Preferred Stock to be issued to such holder in the dividend.

The aggregate Special Dividends payable with respect to the Series A Preferred Stock is referred to herein as the “Special Series A Dividend”, the aggregate Special Dividends payable with respect to the Series B Preferred Stock is referred to herein as the “Special Series B Dividend”, the aggregate Special Dividends payable with respect to the Series D Preferred Stock is referred to herein as the “Special Series D Dividend”, the aggregate Special Dividends payable with respect to the Series E Preferred Stock is referred to herein as the “Special Series E Dividend” and the aggregate Special Dividends payable with respect to the Series F Preferred Stock is referred to herein as the “Special Series F Dividend”. Any fraction of a share of Series Preferred Shares shall be adjusted upward to the nearest full number of shares and no fraction of a share shall be payable in cash.

Notwithstanding any provision herein to the contrary, if on or after June 1, 2003, the Corporation engages in a subsequent round of financing (other than any debt financings from a bank or similar financial institution) in which the board of directors has allocated for purchase part of such round to a particular series of the Series Preferred Stock, and a holder of any shares of such series fails to purchase 100% of such holder’s pro rata share of such allocation (such pro rata share being based upon the shares of such series of Series Preferred Stock such holder holds in relation to the issued and outstanding shares of such series), then the Special Dividend with respect to such holder’s shares of such series shall be calculated based on the Adjustment Factor for such series without taking into effect any adjustments pursuant to Section C.4.a. for such series at any time after the Original Issue Date (as defined below) through the date of payment of the Special Dividend and the holder shall be deemed to have forfeited the right to receive any and all adjustments to the such Adjustment Factor pursuant to Section C.4.a.

2.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

a. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

(i) the holders of shares of Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A, Series B, Series C, Series D, Series E Preferred Stock and Common Stock or any other class or series of stock ranking on liquidation junior to the Series F Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (A) $8.10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization after the Effective Time affecting such shares) plus a rate of return on such amount equal to 10% per annum from the Original Issue Date (as defined below) until the date of payment thereof to the holders of the Series F Preferred Stock or (B) such amount per share as would have been payable had the Special Series F Dividend been declared and paid and had each such share of Series F Preferred Stock been reclassified into Common Stock pursuant to Section C.5 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full amount to which they shall be entitled, then the holders of shares of Series F Preferred Stock shall share ratably in any distribution of such remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) the holders of shares of Series A, Series B, Series C, Series D and Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock, an amount equal to the greater of: (x)(A) with respect to the Series A Preferred Stock, $4.50 per share, with respect to the Series B Preferred Stock, $6.82 per share, with respect to the Series C Preferred Stock, $10.16 per share, with respect to the Series D Preferred Stock, $10.74 per share, and with respect to the Series E Preferred Stock, $10.08 per share (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization after the Effective Time affecting such shares), plus any dividends declared but unpaid thereon, plus (B) a rate of return on the amount determined under the foregoing clause (A) equal to 10% per annum from the

Original Issue Date (as defined below) until the date of payment thereof to the holders of such series or (y) such amount per share as would have been payable had the Special Series A Dividend, Special Series B Dividend, Special Series D Dividend and Special Series E Dividend been declared and paid and had each such share been reclassified or converted, as the case may be, into Common Stock pursuant to Section C.5 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of such series of Series Preferred Stock the full amount to which they shall be entitled, then the holders of shares of such series shall share ratably in any distribution of such remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Upon completion of the distribution provided for in Subsection 2.a. above, all of the assets remaining in the Corporation, if any, shall be distributed pro rata among the holders of the Common Stock, based upon the number of shares of Common Stock held by such holder.

c. In the event of any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation), or the sale of all or substantially all the assets of the Corporation, if the holders of at least a majority of the outstanding shares of the Series Preferred Stock, voting collectively as a single class, and a majority of the outstanding shares of the Series F Preferred Stock, voting as a separate class, so elect by giving written notice thereof to the Corporation at least three days before the effective date of such event, then such merger, consolidation or asset sale shall be deemed to be a liquidation of the Corporation with respect to all of the Series Preferred Stock, and all consideration payable to the holders of shares of Series Preferred Stock (in the case of a merger or consolidation), or all consideration payable to the Corporation and allocable to the holders of shares of Series Preferred Stock, together with all other available assets of the Corporation which are allocable to the holders of shares of Series Preferred Stock (in the case of an asset sale), shall be distributed to the holders of shares of Series Preferred Stock in accordance with Subsection 2.a. above. The Corporation shall promptly provide to the holders of shares of Series Preferred Stock such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Corporation as may reasonably be requested by the holders of Series Preferred Stock in order to assist them in determining whether to make such an election. If the holders of a majority of the Series Preferred Stock and a majority of the Series F Preferred Stock make such an election, the Corporation shall use its best efforts to amend the agreement or plan of merger or consolidation to adjust the rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property to give effect to such election. The amount deemed distributed to the holders of Series Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation. Upon the distribution of assets to the holders of Series Preferred Stock making the election under this Subsection 2.c., the shares of Series Preferred Stock held by such holders shall be deemed surrendered and shall be canceled. If no notice of the election permitted by this Subsection 2.c. is given, the provisions of Subsection 4.f. shall apply.

3.	Voting.

a. Each holder of outstanding shares of Series Preferred Stock shall be entitled at any meeting of stockholders, or pursuant to an action by written consent in lieu of a meeting, to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred Stock held by such holder would be reclassified had the issuance of the Special Dividend and the expiry of the preferences or the conversion, as the case may be, of the Series Preferred Stock pursuant to Section C.5. herein occurred immediately prior to the record date for such meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law or by the provisions of Subsections 3.b. and 3.c. below, holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall vote together with the holders of Common Stock as a single class.

b. Subject to Section C.5. herein, in addition to any votes otherwise required by law, the Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series Preferred Stock taken as a whole so as to affect adversely each of the series of Series Preferred Stock in the same manner, without the written consent or affirmative vote of holders of at least two-thirds (2/3) of the then outstanding shares of Series Preferred Stock, taken collectively as a single class, given in writing or by vote at a meeting, consenting or voting (as the case may be) collectively as a single class, including but not limited to any of the following:

(i) authorizing any shares of capital stock with preference, priority over and/or on parity with every series of the Series Preferred Stock (except with respect to shares authorized for and issued to Corporate Partners) as to voting or the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation;

(ii) any sale, conveyance, or other disposition of or encumbrance (other than pursuant to a credit arrangement in the ordinary course of business) of all or substantially all of the Corporation’s property or business or merging into or consolidating with any other corporation (other than a wholly owned subsidiary corporation) or effecting any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or effecting any reorganization or recapitalization of the Corporation;

(iii) increasing the aggregate authorized number of shares of Series Preferred Stock; or

(iv) except with respect to a change in the authorized number of shares of Common Stock necessary in connection with any adjustment pursuant to the antidilution protections or Special Dividend provisions hereof, increasing the authorized number of shares of Common Stock.

For purposes of this Section C.3, the term “Corporate Partner” shall mean a third party with whom the Corporation has entered into a strategic relationship pursuant to a written bona fide collaboration agreement involving payments to the Corporation and diligence obligations by such third party.

c. The holders of the Series F Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation. The holders of the Series A, Series B and Series D Preferred Stock, voting collectively as a separate class, shall be entitled to elect two (2) directors of the Corporation. The holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation. The holders of the Series E Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation. The holders of the Series Preferred Stock and the holders of Common Stock, voting collectively as a single class, shall be entitled to elect the remaining directors of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of the one or more series entitled to elect such director or directors shall constitute a quorum for the election of the director or directors to be elected solely by the holders of such series. A vacancy in any directorship elected by the holders of one or more series shall be filled only by vote or written consent of the holders of a majority of the shares of the series that elected such director and a director may only be removed, with or without cause, by the holders of a majority of the shares of the series that elected such director. Notwithstanding anything to the contrary herein, the foregoing provisions of this Section C.3.c. of Article IV shall terminate and cease to apply effective upon the closing of the IPO (as defined in Section A.2. of Article V below).

4.	Adjustment Factor

The Corporation shall at all times calculate an adjustment factor (the “Adjustment Factor”). The Adjustment Factor with respect to the Series A Preferred Stock shall initially be $4.50 (the “Series A Adjustment Factor”); the Adjustment Factor with respect to the Series B Preferred Stock shall initially be $6.82 (the “Series B Adjustment Factor”); the Adjustment Factor with respect to the Series C Preferred Stock shall initially be $10.16 (the “Series C Adjustment Factor”); the Adjustment Factor with respect to the Series D Preferred Stock shall initially be $10.74 (the “Series D Adjustment Factor”), the Adjustment Factor with respect to the Series E Preferred Stock shall initially be $10.08 (the “Series E Adjustment Factor”) and the Adjustment Factor with respect to the Series F Preferred Stock shall initially be $5.40 (the “Series F Adjustment Factor”). Such initial Adjustment Factor shall be subject to adjustment after the Effective Time as provided below.

a. Adjustments to Adjustment Factor for Diluting Issues:

(i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options or warrants described in subsection 4.a.(i)(d)(4) below.

(b) “Original Issue Date” with respect to each series of Series Preferred Stock shall mean the date on which the first share of Series F Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible or reclassifiable into or exchangeable for Common Stock.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.a(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(1) upon conversion of any Convertible Securities outstanding on the Original Issue Date, or upon exercise of any Option outstanding on the Original Issue Date (including Options issued on such date);

(2) as a dividend or distribution on Series Preferred Stock or in connection with the reclassification or conversion, as the case may be, of the Series Preferred Stock pursuant to Section C.5. herein;

(3) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.b. or 4.c. below;

(4) to employees or directors of, or consultants to, the Corporation pursuant to a plan or arrangement adopted by the Board of Directors of the Corporation;

(5) in connection with bona fide strategic transactions involving the Corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements, or (ii) collaboration or technology transfer arrangements; provided that each such transaction and the issuance of shares pursuant thereto has been approved by the Corporation’s Board of Directors and the arrangement involves due diligence obligations (if applicable);

(6) upon the exercise of all warrants outstanding as of the Original Issue Date;

(7) upon issuance of any shares of Series F Preferred Stock;

(8) up to 750,000 shares of Series E Preferred Stock issued to the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock in connection with their purchase of Series F Preferred Stock; or

(9) in an underwritten public offering pursuant to the Registration Statement on Form S-1 (No. 333-113137), as amended, initially filed with the Securities and Exchange Commission on February 27, 2004 (the “Proposed Offering”).

(ii) No Adjustment of Adjustment Factor. No adjustment in the Adjustment Factor shall be made under this Section 4.a unless (a) the consideration per share (determined pursuant to Subsection 4.a(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Adjustment Factor with respect to the applicable series of Series Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock, and (b) prior to such issuance, the Corporation did not receive written consent from the holders of all the then outstanding shares of the applicable series of Series Preferred Stock otherwise subject to such adjustment that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) Deemed Issuance of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4.a(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Adjustment Factor in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(a) No further adjustment in the Adjustment Factor shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(b) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Adjustment Factor computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(c) Upon the expiration or termination of any unexercised Option, the Adjustment Factor shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Adjustment Factor;

(d) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Adjustment Factor then in effect shall forthwith be readjusted to such Adjustment Factor as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(e) No readjustment pursuant to clause (b) or (d) above shall have the effect of increasing the Adjustment Factor to an amount which exceeds the lower of (i) the Adjustment Factor on the original adjustment date, or (ii) the Adjustment Factor that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation, after the Original Issue Date, amends the terms of any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Subsection 4.a. shall apply.

(iv) Adjustment of Adjustment Factor Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.a(iii), but excluding shares issued as a stock split or combination as provided in Subsection 4.b or upon a dividend or distribution as provided in Subsection 4.c), without consideration or for a consideration per share less than the applicable Adjustment Factor in effect on the date of and immediately prior to such issue, then and in such event, such Adjustment Factor shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Adjustment Factor by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Adjustment Factor; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this subsection 4.a(iv), all shares of Common Stock issuable upon exercise or conversion of options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding options and Convertible Securities shall not give effect to any adjustments to the exercise price or conversion rate of such options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(v) Determination of Consideration. For purposes of this Subsection 4.a, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of such Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.a.(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then the Adjustment Factor shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

b. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Time effect a subdivision of the outstanding

Common Stock, the Adjustment Factors then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Effective Time combine the outstanding shares of Common Stock, the Adjustment Factors then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

c. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Adjustment Factors then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Adjustment Factors then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Adjustment Factor shall be recomputed accordingly as of the close of business on such record date and thereafter the Adjustment Factor shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

d. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series Preferred Stock shall receive upon the issuance of the Special Dividend in addition to the number of shares of Series Preferred Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the issuance of the Special Dividend occurred and the preferences of the Series Preferred Stock expired or converted, as the case may be, pursuant to Section C.5. herein immediately before the record date of such event and had they thereafter, during the period from the date of such event to and including the date of issue of the Special Dividend, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series Preferred Stock.

e. Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event upon the expiry of the preferences or conversion, as the case may be, of the Series Preferred Stock pursuant to Section C.5. herein each such share of Series Preferred Stock shall have the rights, privileges and obligations of the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series Preferred Stock have been transformed had the issue of the Special Dividend and the expiry of the preferences or conversion, as the case may be, of the Series Preferred Stock pursuant to Section C.5. herein occurred immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

f. Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2.c.), each holder of shares of Series Preferred Stock will be entitled to receive in the merger, consolidation or sale the kind and amount of shares of stock or other securities to which such holder would be entitled if (x), with respect to the holders of Series A, Series B, Series D, Series E and Series F Preferred Stock, the Special Dividend had been declared and paid immediately before the effective date of such merger, consolidation or sale; and (y) such holder was, on the effective date of such merger, consolidation or sale, the holder of that number of shares of Common Stock into which the holder’s shares of Series Preferred Stock are convertible or the number of shares of Common Stock equal to the sum of the number of its Series Preferred Stock and the number of shares of Series Preferred Stock it would have received pursuant to the Special Dividend, as the case may be.

g. No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series Preferred Stock against impairment.

h. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Adjustment Factor pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Adjustment Factor then in effect, and (iii) the number of shares of Series Preferred Stock and the amount, if any, of other property which then would be received upon the declaration and payment of the Special Dividend.

i. Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series Preferred Stock, and shall cause to be mailed to the holders of the Series Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (a) below or twenty days before the date specified in (b) below, a notice stating

(a) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(b) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

5. Expiry of Preferences of Series A, B, D, E and F Preferred Stock; Conversion of Series C Preferred Stock.

a. Expiry of Preferences of Series A, Series B, Series D, Series E and Series F Preferred Stock. Upon (i) either (A) the closing of the sale of shares of Common Stock, at a price of at least $13.50 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations after the Effective Time affecting such shares), in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), resulting in at least $25,000,000 of gross proceeds to the Corporation, or (B) the closing of the Proposed Offering if such closing occurs on or before December 31, 2004 and results in at least $30,000,000 of gross proceeds to the Corporation (in either case, a “Qualified Offering”), or (ii) the vote or written consent of the holders of a majority of the issued and outstanding shares of the Series A, Series B, Series D, Series E and Series F Preferred Stock, voting together as a single class, (A) each and every preference or senior right of the Series A, Series B, Series D, Series E and Series F Preferred Stock relative to the Common Stock, including without limitation as set forth in Sections C.1, C.2, C.3 and C.4 herein, shall expire and be of no further force or effect and (B) the Corporation may in reference to (i) above, and shall in reference to (ii) above, reclassify all shares of Series A, Series B, Series D, Series E and Series F Preferred Stock having rights and privileges on a parity with the Common Stock as Common Stock whereupon the number of authorized shares of Preferred Stock shall be automatically reduced by a number of shares of Preferred Stock that had been designated as Series A, Series B, Series D, Series E, and Series F Preferred Stock, and all provisions included under the caption “Series Preferred Stock”, and all references to the Series Preferred Stock, shall be of no further force or effect with respect to the Series A, Series B, Series D, Series E and Series F Preferred Stock.

(i) All holders of record of shares of Series A, Series B, Series D, Series E and Series F Preferred Stock shall be given written notice of the effective date or the expiry of the preferences of such series, no less than 60 days in advance thereof; provided, however, that no notice shall be required to be delivered to such holders of the effective date or the expiry of such preferences in connection with the Proposed Offering. If such notice is required, such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series A, Series B, Series D, Series E and Series F Preferred Stock at such holder’s address last shown on the records of the transfer agent for the

Series Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). The notice, if required, shall include a calculation of the Special Dividend in detail sufficient to permit the holders of Series A, Series B, Series D, Series E and Series F Preferred Stock to verify the conformity of the amount of the dividend to the terms hereof. Within 30 days of receipt of such notice, the Board of Directors shall forward to each holder of the shares of the aforesaid series a certificate for the number of shares of Series A, Series B, Series D, Series E, and Series F Preferred Stock to which such holder is entitled pursuant to the Special Dividend, if any. Upon receipt of such shares, each holder of shares of the aforesaid series of Series Preferred Stock may surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter at the option of such holder, receive either (i) the certificate(s) for such shares duly endorsed to evidence the expiry of any preference rights, or (ii) certificates for a comparable number of shares of Common Stock. After the expiry of the preferences of such series of Series Preferred Stock the Corporation may demand, in connection with the reclassification of such shares pursuant to Section C.5.a. herein, that all holders of certificates for such series so expired surrender to the Corporation their certificate or certificates for Series A, Series B, Series D, Series E and Series F Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, a certificate or certificates for a comparable number of full shares of Common Stock.

(ii) All certificates evidencing shares of Series A, Series B, Series D, Series E and Series F Preferred Stock, from and after the expiry of the preferences of such series, shall be deemed to represent shares of Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized shares of such series accordingly.

b. Conversion of Series C Preferred Stock. The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i) Optional Conversion. Each share of Series C Preferred Stock shall be convertible at the option of the holder thereof, without payment of additional consideration at any time, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10.16 by the Series C Adjustment Factor then in effect for such share; provided, however, that the Adjustment Factor for the Series C Preferred Stock shall be subject to adjustment as set forth in subsection C.4.

(ii) Automatic Conversion. Each share of Series C Preferred Stock shall automatically be converted into the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible pursuant to Section 5.b(i): (1) in the event that the holders of not less than sixty-seven percent (67%) of the outstanding Series C Preferred Stock consent to such conversion, or (2) upon a Qualified Offering.

(ii) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional share, the Corporation shall pay cash equal to such fraction multiplied by the then current fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 5.b.(ii)). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred

Stock a certificate or certificates, registered in such names as specified by the holder, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any amounts payable for fractional shares and any declared and unpaid dividends on the converted Series C Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date (except that in the event of an automatic conversion pursuant to Section 5.b.(ii)(1), such conversion shall be deemed to have been made at the close of business on the date fixed in the vote approving such automatic conversion and in the event of automatic conversion pursuant to Section 5.b.(ii)(2), such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 5.b.(ii)(2). If the conversion is in connection with an underwritten offer of securities registered pursuant to the Act, the conversion may, at the option of any holder tendering Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of such sale of securities. If such conversion is in connection with a merger, consolidation or sale of assets which would be treated as a liquidation, dissolution or winding up of the Corporation in accordance with and for purposes of Section C.2., the conversion may, at the option of the holder tendering Series C Preferred Stock for conversion, be conditioned upon the consummation of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the consummation of such transaction.

(iv) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock in addition to such other remedies as shall be available to the holder of such Series C Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.	BOARD OF DIRECTORS.

1. Powers and Numbers of Directors. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors and not inconsistent with the Certificate of Incorporation of the Corporation.

2. Classification. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the “IPO”), the directors shall be divided into three classes designated as “Class I”, “Class II” and “Class III”, respectively. Directors shall initially be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the IPO, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the IPO, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the IPO, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.	Removal of Directors.

a. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the IPO, neither the Board of Directors nor any individual director may be removed without cause.

b. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

4. Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. BYLAW AMENDMENTS. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. STOCKHOLDER ACTION. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders by written consent or electronic transmission.

D. ADVANCE NOTICE. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended

B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law, this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI or VII.